Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

by and among

SOCIÉTÉ GÉNÉRALE,

SG AMERICAS, INC.,

SG AMERICAS SECURITIES HOLDINGS, INC.,

COWEN AND COMPANY, LLC

and

COWEN GROUP, INC.

Dated as of July 11, 2006

i

		Page

SECTION 9.13.	Amendments	40
SECTION 9.14.	Interpretation	40
SECTION 9.15.	Advisors	41
SECTION 9.16.	Mutual Drafting	41
SECTION 9.17.	No Right to Set-Off	41
SECTION 9.18.	Enforcement Costs	41
SECTION 9.19.	Remedies	41

SCHEDULES

Schedule 1.01(a)	Cowen Benefit Plans
Schedule 1.01(b)	Cowen’s Knowledge
Schedule 1.01(c)	Excluded Assets
Schedule 1.01(d)	Leases
Schedule 1.01(e)	SG’s Knowledge
Schedule 1.01(f)	Transferred Entities
Schedule 2.02(a)(i)	Scheduled Cowen Assets
Schedule 2.02(a)(ii)	Scheduled Cowen Liabilities
Schedule 2.02(b)	Scheduled SG Liabilities
Schedule 2.06(a)	Lease Guarantees; Fees Payable to SG
Schedule 2.09	Arrangements Not to be Terminated
Schedule 2.10	Intercompany Accounts Not to be Terminated
Schedule 2.14	Transition Committee Members
Schedule 4.01	Insurance Policies
Schedule 4.07	Warrants Held by Cowen LLC

EXHIBITS

Exhibit A	Amended and Restated By-Laws of Cowen Inc.
Exhibit B	Amended and Restated Certificate of Incorporation of Cowen Inc.
Exhibit C	Cowen Employee Ownership Plan
Exhibit D	Employee Matters Agreement
Exhibit E	Indemnification Agreement
Exhibit F	Stockholders Agreement
Exhibit G	Tax Matters Agreement
Exhibit H	Transition Services Agreement

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of July 11, 2006, is made by and among SOCIÉTÉ GÉNÉRALE, a French banking corporation (“SG”), SG AMERICAS, INC., a Delaware corporation (“SGAI”), SG AMERICAS SECURITIES HOLDINGS, INC., a Delaware corporation (“SGASH”), COWEN AND COMPANY, LLC, a Delaware limited liability company (“Cowen LLC”), and COWEN GROUP, INC., a Delaware corporation (“Cowen Inc.”).

R E C I T A L S:

WHEREAS, SG is the sole stockholder of SGAI, SGAI is the sole stockholder of SGASH and SGASH is the sole member of Cowen LLC and the sole stockholder of Cowen UK;

WHEREAS, Cowen Inc. is a newly-formed corporation and, as of the date hereof, a wholly-owned Subsidiary of SGASH;

WHEREAS, SG, SGAI and SGASH have determined that it is appropriate and advisable to separate the Cowen Business (as defined herein) from the SG Business (as defined herein) (the “Separation”); and

WHEREAS, each of the Parties hereto has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and to describe other agreements that will govern certain other matters prior to and following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  Reference is made to Section 9.14 regarding the interpretation of certain words and phrases used in this Agreement.  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“AAA” has the meaning set forth in Section 6.01.

“Agreement” means this Separation Agreement and each of the Schedules and Exhibits hereto.

“Assets” means assets, rights, claims and properties of all kinds, real and personal, tangible, intangible and contingent, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“BHCA” has the meaning set forth in Section 4.05(a).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are required or authorized to close in New York, New York.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“By-Laws” means the amended and restated By-Laws of Cowen Inc., substantially in the form of Exhibit A.

“Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Cowen Inc., substantially in the form of Exhibit B.

“Closing Distribution Amount” has the meaning set forth in Section 2.02(d).

“Closing Litigation Reserve” has the meaning set forth in Section 2.05(b).

“Closing Statement” has the meaning set forth in Section 2.05(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, Asset transfer agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between SG or, where applicable, any SG Subsidiary, on the one hand, and Cowen Inc. or, where applicable, any Cowen Subsidiary or designee of Cowen Inc., on the other hand, as may be necessary or advisable under the laws of the relevant jurisdictions to effect the Separation.

“Cowen Assets” has the meaning set forth in Section 2.02(a)(i).

“Cowen Balance Sheet” means the audited combined statement of financial condition of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries, including the notes thereto, as of December 31, 2005, included in the Prospectus.

“Cowen Benefit Plans” means, collectively, the plans and arrangements set forth on Schedule 1.01(a) and any other benefit plans maintained, sponsored or adopted by Cowen LLC, Cowen Inc. or the Cowen Subsidiaries, whether before or after the Separation Date.

“Cowen Business” means the businesses and operations conducted prior to the Separation Date by Cowen LLC and the Transferred Entities, excluding the Transferred Businesses.

“Cowen Common Stock” means the outstanding shares of common stock, par value $0.01, of Cowen Inc.

“Cowen Contracts” means any contract, agreement or instrument (other than this Agreement and any Transaction Document) to which Cowen LLC, Cowen Inc. or any Cowen Subsidiary is a party or by which any of their respective assets are bound.

“Cowen Employee Ownership Plan” means the 2006 Equity and Incentive Plan adopted by Cowen Inc. as of the Separation Date, substantially in the form attached as Exhibit C.

“Cowen Inc.” has the meaning set forth in the Preamble.

“Cowen Indemnitees” means Cowen Inc. and each Cowen Subsidiary and their respective successors and assigns.

“Cowen Indemnity Obligations” has the meaning set forth in the Indemnification Agreement.

“Cowen Liabilities” has the meaning set forth in Section 2.02(a)(ii).

“Cowen LLC” has the meaning set forth in the Preamble.

“Cowen Subsidiary” means Cowen LLC, Cowen UK and any other Subsidiary of Cowen Inc.

“Cowen UK” means Cowen International Limited, a private limited company organized in England and Wales.

“Cowen UK Purchase Agreement” shall have the meaning set forth in Section 2.02(c).

“Cowen’s Knowledge” means the actual knowledge of the officers and employees listed on Schedule 1.01(b) as of the IPO Date.

“Cowen Sublease” has the meaning set forth in Section 2.06(a).

“Employee Matters Agreement” means the Employee Matters Agreement entered into on or prior to the Separation Date among SG, SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit D hereto.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or such other financial institution as mutually agreed upon by the Parties, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement entered into on or prior to the Separation Date among SGASH, Cowen LLC, Cowen Inc. and the Escrow Agent.

“Estimated Distribution Amount” has the meaning set forth in Section 2.05(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means all of the following assets of the Parties or their respective Subsidiaries:

(i)  all Assets of the Parties or their respective Subsidiaries to the extent such Assets relate to, arise out of or result from the SG Business;

(ii)  all cash and cash equivalents as of the Separation Date of SG, each SG Subsidiary, Cowen LLC and each Cowen Subsidiary, except (x) any cash and cash equivalents included in the Initial Capital retained by Cowen LLC pursuant to Section 2.05(a) and (y) any cash or cash equivalents held for customers pursuant to Rule 15c3-3 promulgated under the Exchange Act;

(iii)  subject to Section 2.13, all Assets that are expressly contemplated by this Agreement or any Principal Transaction Document to be Assets retained by or transferred to SG or any SG Subsidiary; and

(iv)  all other Assets listed or described on Schedule 1.01(c).

“Final Closing Statement”  means (x) the Closing Statement, if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.05, or (y) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed by Cowen Inc. and SG or as prepared by the arbiter, in each case pursuant to Article VI.

“Final Distribution Amount” means the Closing Distribution Amount, as set forth in the Final Closing Statement.

“Firm Public Offering Shares” means the Cowen Common Stock to be sold in the IPO as contemplated in the Underwriting Agreement, other than Cowen Common Stock to be sold as a result of the Underwriters’ over-allotment option.

“GAAP” means U.S. generally accepted accounting principles, as applied by SGAI as of the Separation Date.

“Governmental Authority” means any supranational, international, national, federal, state, or local court, government, department, commission, board, bureau, agency, official or other regulatory, self-regulatory, administrative or governmental authority, including the NASD, the NYSE and any similar regulatory or self-regulatory body under applicable securities laws or regulations.

“Greenwich Capital Partners” means SG Cowen/Greenwich Street Capital Partners II, L.P., a Delaware limited partnership.

“IAS” means the international financial reporting standards issued by the International Accounting Standards Board, as applied by SG and SG Subsidiaries.

“Indemnification Agreement” means the Indemnification Agreement entered into on or prior to the Separation Date among the Parties, substantially in the form attached as Exhibit E hereto.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Capital” has the meaning set forth in Section 2.05(a).

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any out-of-pocket costs or expenses incurred in the collection thereof, which are either:  (i) received by an insured from an insurance carrier or its estate; or (ii) paid by an insurance carrier or its estate on behalf of the insured.

“IPO” means the initial public offering of shares of Cowen Common Stock pursuant to the Registration Statement.

“IPO Date” means the date of the closing of the IPO.

“Leases” means the real property leases and subleases entered into by Cowen LLC or any of the Cowen Subsidiaries prior to the date hereof, each of which is listed on Schedule 1.01(d).

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (other than punitive, consequential, treble or other similar damages, except to the extent that the same are paid to Third Parties), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any law, statute, ordinance, regulation, rule or other pronouncements of Governmental Authorities having the effect of law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and those, in respect of Cowen Inc. or any Cowen Subsidiary and SG and any SG Subsidiary, pursuant to indemnification or contribution arrangements with their respective directors, officers, employees and agents, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto (including allocated costs of in-house counsel and other personnel) or to the investigation, preparation or defense thereof.

“MBF Purchasers” means the purchasers of the partnership interests in the Merchant Banking Fund identified on Schedule 1.01(g).

“Merchant Banking Fund” means SG Merchant Banking Fund L.P., a Delaware limited partnership.

“Mixed Accounts” has the meaning set forth in Section 2.12(b).

“Mixed Contract” has the meaning set forth in Section 2.12(a).

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the NASDAQ Stock Market.

“Notice of Disagreement” has the meaning set forth in Section 2.05(e).

“NYSE” means the New York Stock Exchange, Inc.

“NYSE-Archipelago Merger Proceeds” means, collectively, all of Cowen LLC’s right, title and interest in and to the cash, equity and any other proceeds or consideration to which the holders of equity or membership interests of the NYSE are entitled in connection with the merger between the NYSE and Archipelago, as effected pursuant to the Merger Agreement between the NYSE and Archipelago Holdings, Inc., dated as of April 20, 2005, as amended.

“Parties” means the parties to this Agreement.

“Person” means any:  (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Prime Rate” means the rate which SG (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time.

“Principal Transaction Documents” means:  (i) the Employee Matters Agreement; (ii) the Escrow Agreement; (iii) the Indemnification Agreement; (iv) the Stockholders Agreement; (v) the Tax Matters Agreement; (vi) the Transition Services Agreement; and (vii) any and all Leases.

“Proceeding” means:  (i) any past, present or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, proceeding; (ii) any inquiry, proceeding or investigation by or before any Governmental Authority; or (iii) any arbitration or mediation tribunal, in each case involving SG, any SG Subsidiary, any SG Indemnitee (but only if in a capacity entitling such Person to the rights of an SG Indemnitee), Cowen LLC, Cowen Inc., any Cowen Subsidiary or any Cowen Indemnitee (but only if in a capacity entitling such Person to the rights of a Cowen Indemnitee).

“Prospectus” means the prospectus forming a part of the Registration Statement as the same may be amended or supplemented from time to time.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-132602) filed under the Exchange Act on March 21, 2006, pursuant to which the Cowen Common Stock to be sold in the IPO has been registered, together with all amendments and supplements thereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” means the date as of which the Separation is consummated.

“Service Level Agreements” has the meaning set forth in the Transition Services Agreement.

“SG” has the meaning set forth in the Preamble.

“SGAI” has the meaning set forth in the Preamble.

“SGASH” has the meaning set forth in the Preamble.

“SG Business” means all businesses and operations conducted prior to the Separation Date by SG and any of the SG Subsidiaries, in each case that are not included in the Cowen Business.  For purposes of this Agreement and the Transaction Documents only, the SG Business shall also be deemed to include the Transferred Businesses.

“SG Contracts” means any contract, agreement or instrument (other than this Agreement and any Transaction Document) to which SG or any of the SG Subsidiaries is a party or by which SG or any SG Subsidiaries, or any of their respective assets, are bound.

“SG Cowen Ventures” means SG Cowen Ventures I, L.P., a Delaware limited partnership.

“SG Indemnitees” means SG and each SG Subsidiary and each of their respective successors and assigns.

“SG Indemnity Obligations” has the meaning set forth in the Indemnification Agreement.

“SG Liabilities” has the meaning set forth in Section 2.02(b).

“SG’s Knowledge” means the actual knowledge of the officers and employees listed on Schedule 1.01(e) as of the IPO Date.

“SG Subsidiary” means any Subsidiary of SG other than Cowen LLC, Cowen Inc. and any Cowen Subsidiary.

“Stockholders Agreement” means the Stockholders Agreement entered into as of the Separation Date among Cowen Inc. and certain of its stockholders, including SGASH, substantially in the form attached as Exhibit F hereto.

“Subsidiary” of any Person means another Business Entity that is directly or indirectly controlled by such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, Cowen Inc. and the Cowen Subsidiaries are not Subsidiaries of SG as that term is used in this Agreement.

“Tax” means:  (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Matters Agreement” means the Tax Matters Agreement entered into on or prior to the Separation Date among SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit G hereto.

“Third Party” means any Person other than SG, any SG Subsidiary, Cowen Inc. and any Cowen Subsidiary.

“Third Party Claim” has the meaning set forth in the Indemnification Agreement.

“Transaction Documents” means all written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any of their respective Subsidiaries in connection with the Separation and the other transactions contemplated by this Agreement, including the following:  (i) the Conveyance and Assumption Instruments; (ii) the Employee Matters Agreement; (iii) the Escrow Agreement; (iv) the Indemnification Agreement; (v) the Stockholders Agreement; (vi) the Tax Matters Agreement; (vii) the Transition Services Agreement; (viii) any and all Leases; and (ix) any other agreements which the Parties determine are necessary or advisable in connection with the Separation and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Businesses” means (i) the Private Client Group division sold by SG Cowen Securities Corporation to Lehman Brothers Holdings Inc. in October 2000, (ii) the bond brokerage business sold by SG Cowen Securities Corporation to Fimat Futures, USA, Inc. in

2000, (iii) the correspondent clearing operations sold by SG Cowen Securities Corporation to BNY Clearing Services LLC in January 2000 and (iv) the SG Cowen Asset Management Business.

“Transferred Entities” means the entities set forth on Schedule 1.01(f).

“Transition Services Agreement” means the Transition Services Agreement entered into on or prior to the Separation Date among SG, SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit H hereto.

“Underwriters” mean the managing underwriters for the IPO.

“Underwriting Agreement” means the firm commitment underwriting agreement to be entered into by and among SGASH, Cowen Inc. and the Underwriters in connection with the offering of Cowen Common Stock in the IPO.

“U.S.” or “United States” means the United States of America, including each of the 50 states thereof, the District of Columbia and Puerto Rico, but excluding all other territories and possessions.

ARTICLE II

THE SEPARATION

SECTION 2.01.  Organization of Cowen Inc.; IPO; Intercompany Transactions.

(a)  Incorporation of Cowen Inc.  The Parties acknowledge that: (i) SGASH caused Cowen Inc. to be incorporated in Delaware on February 15, 2006 under the name “Cowen Group, Inc.”; and (ii) immediately prior to the IPO, SGASH will be the sole stockholder of Cowen Inc.

(b)  Adoption of Cowen Inc.’s Amended and Restated Charter and By-Laws.  On or prior to the Separation Date, SGASH and Cowen Inc. shall take all necessary actions so that, effective immediately prior to the Separation Date, the Certificate of Incorporation and the By-Laws shall be the certificate of incorporation and by-laws of Cowen Inc.

(c)  Cowen Inc.’s Directors and Officers.  On or prior to the Separation Date, SGASH and Cowen Inc. shall take all necessary actions so that immediately following the Separation: (i) the directors and executive officers of Cowen Inc. shall be those set forth in the Prospectus, unless otherwise agreed by the Parties; and (ii) Cowen Inc. shall have such other officers as Cowen Inc. shall desire.

(d)  NASDAQ Listing.  Cowen Inc. shall prepare and file, and shall use commercially reasonable efforts to have approved prior to the Separation Date, an application for the listing on NASDAQ of the shares of Cowen Common Stock to be sold pursuant to the IPO.

(e)  IPO Procedures.  In connection with the IPO, Cowen LLC and Cowen Inc.:

(i)  shall timely consult with, and cooperate in all respects with, SG and the SG Subsidiaries in connection with the pricing of the Cowen Common Stock to be offered in the IPO;

(ii)  shall promptly furnish to SG and SGASH copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits) in connection with the IPO, provide SG and SGASH with the reasonable opportunity to object to any information contained therein and make any corrections reasonably requested by SG and SGASH that are reasonably acceptable to Cowen LLC and Cowen Inc. with respect to such information prior to filing any such registration statement or amendment;

(iii)  shall timely execute and deliver the Underwriting Agreement in such form and substance as is satisfactory to Cowen Inc., Cowen LLC, SG and the SG Subsidiaries;

(iv)  shall notify SG and SGASH promptly of any request by the SEC for the amending or supplementing of the Registration Statement or Prospectus or for additional information;

(v)  shall, during the period when the Prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(vi)  shall otherwise use their respective reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to Cowen Inc.’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of Cowen Inc.’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if Cowen Inc. timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and

(vii)  shall promptly take any and all other actions reasonably necessary or desirable to consummate the IPO as contemplated in the Registration Statement and the Underwriting Agreement.

(f)  Representations Regarding Disclosure.

(i)  Cowen LLC and Cowen Inc., jointly and severally, hereby represent and warrant to SG and SGASH that, to Cowen’s Knowledge, the information in the Prospectus and Registration Statement and any amendments or supplements thereto does not on the date hereof or on the date of the execution of the Underwriting Agreement and will not as of the IPO Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)  SG hereby represents and warrants to Cowen LLC and Cowen Inc. that, to SG’s Knowledge, (A) the information in the sections of the Prospectus entitled “Business—Regulation”, “Business—Legal Proceedings” and “Use of Proceeds” and the information relating to SG (and not to Cowen LLC or Cowen Inc. or their respective offices and employees) in the Section of the Prospectus entitled “Principal and Selling Stockholders” and any amendments or supplements thereto does not on the date hereof or on the date of the execution of the Underwriting Agreement and will not as of the IPO Date contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) any financial information furnished in writing by SG to Cowen LLC expressly for use in the combined statements of financial condition of Cowen Inc. contained in the Prospectus was true and correct as of the date such financial information was provided (or, if the information provided related to a prior period or date, was true and correct as of the end of such prior period or as of such prior date).

(iii)  The representations and warranties in this Section 2.01(f) shall survive until the date eighteen (18) months following the IPO Date, at which date such representations and warranties shall terminate and cease to be of further force or effect.

(iv)  Notwithstanding anything to the contrary in Sections 2.01, 2.02, 3.01(a) and 3.02(b) of the Indemnification Agreement), no Person shall be (A) relinquished, released or discharged pursuant to Section 2.01 or 2.02 of the Indemnification Agreement from Liabilities arising from any breach of the representations and warranties in this Section 2.01(f) or (B) entitled to indemnification for or against any Liabilities to the extent such Liabilities relate to, arise out of or result from any breach of the representations and warranties in this Section 2.01(f).

(g)  Opinion and Comfort Letter.  Cowen Inc. shall furnish or cause to be furnished to the Underwriters a signed counterpart of (A) an opinion or opinions of counsel to Cowen Inc., and (B) a comfort letter or comfort letters from Cowen Inc.’s independent public accountants, each at the times required by the Underwriting Agreement, in the form attached to the Underwriting Agreement, addressed to the Underwriters, and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Underwriters reasonably request.

(h)  Self-Regulatory Membership.  Prior to the Separation Date, Cowen Inc. shall consult with the NYSE, and any other self-regulatory organization of which Cowen LLC currently is a member, with respect to the transactions contemplated by this Agreement, and, sufficiently prior to the Separation Date as is required or appropriate under the circumstances, shall submit to the NYSE or such other self-regulatory organization such information as the NYSE or such other self-regulatory organization may require under its rules and regulations by reason of the transactions contemplated by this Agreement.  SG agrees to cooperate with Cowen Inc. by furnishing to Cowen Inc. such information as may reasonably be requested for this purpose by Cowen, the NYSE or other such self-regulatory organization.

SECTION 2.02.  The Separation Transactions.  The Parties acknowledge that the Separation is intended to result in Cowen Inc.’s directly or indirectly operating the Cowen Business, owning the Cowen Assets and assuming the Cowen Liabilities as set forth below in this Article II.

(a)  Transfer of Cowen Assets and Liabilities.

(i)  Transfer of Cowen Assets.  Subject to Section 2.02(f) and Section 2.15, on the Separation Date, and in any event following the transactions described in Sections 2.01(b), (c) and (d), Sections 2.02(d) and (e), Section 2.05(b) and Sections 2.15(a)(i) and (a)(ii), SG shall, and shall cause each applicable SG Subsidiary to, assign, transfer, convey and deliver to Cowen Inc., Cowen LLC or such other Cowen Subsidiaries as Cowen Inc. may designate, and Cowen Inc. and Cowen LLC shall, and shall cause Cowen LLC and such Cowen Subsidiaries to, accept from SG and the SG Subsidiaries, all of SG’s and the SG Subsidiaries’ respective rights, title and interest in and to only the following Assets of the Parties or their respective Subsidiaries, but excluding any Excluded Assets (collectively, the “Cowen Assets”):

(A)  the outstanding membership interests of Cowen LLC;

(B)  the outstanding capital shares of Cowen UK;

(C)  the Assets included on the Cowen Balance Sheet after completion of the transactions contemplated by this Agreement and the Transaction Documents or any notes or subledger thereto that are owned by any Party or any of their respective Subsidiaries as of the IPO Date;

(D)  the Assets of any Party or any of their respective Subsidiaries as of the Separation Date that are of a nature or type that would have resulted in such Assets being included as Assets on a pro forma combined statement of financial condition of Cowen Inc. or the notes or subledgers thereto as of the IPO Date (were such statement of financial condition, notes and subledgers to be prepared) on a basis consistent with the determination of the Assets included on the Cowen Balance Sheet or any subledger thereto;

(E)  the Assets expressly allocated to Cowen Inc. or any Cowen Subsidiary under this Agreement or any of the Principal Transaction Documents;

(F)  the Assets used or held by Cowen Inc. or any Cowen Subsidiary for use in the Cowen Business and the rights to the Cowen Business;

(G)  all right, title and interest to the trade name, trademark and service mark “Cowen”, together with the goodwill associated therewith;

(H)  the trade secrets, know-how, proprietary information (including any clinical study data and product registrations), any other rights or intellectual property and any other rights, claims or properties, in each case:  (A) as of the Separation Date; (B) to the extent primarily related to the Cowen Business; and (C) that are not otherwise specifically addressed under any other subsection of this definition; and

(I)  the Assets identified on Schedule 2.02(a)(i).

(ii)  Transfer of Cowen Liabilities.  Subject to Section 2.02(f) and Section 2.15, on the Separation Date, and in any event following the transactions described in Sections 2.01(b), (c) and (d), Sections 2.02(d) and (e), Section 2.05(b) and Sections 2.15(a)(i) and (a)(ii), Cowen Inc. shall, or shall cause the applicable Cowen Subsidiaries to accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities of the Parties or their respective Subsidiaries (collectively, the “Cowen Liabilities”) in accordance with their respective terms:

(A)  all Liabilities included on the Cowen Balance Sheet or any subledger thereto that remain outstanding as of the Separation Date after completion of the transactions contemplated by this Agreement and the Transaction Documents;

(B)  all other Liabilities that are incurred or accrued by any Party or any of their respective Subsidiaries from the date of the Cowen Balance Sheet to the Separation Date that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a pro forma combined statement of financial condition of Cowen Inc. and the notes or subledgers thereto as of the Separation Date (were such statement of financial condition, notes or subledgers to be prepared) on a basis consistent with the determination of the Liabilities included on the Cowen Balance Sheet or any subledger thereto;

(C)  all Liabilities expressly allocated to Cowen Inc. or any Cowen Subsidiary pursuant to this Agreement or any Transaction Document, and all agreements, obligations and Liabilities of Cowen Inc. and any Cowen Subsidiaries under this Agreement or any Transaction Document;

(D)  all Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies relating to SG Cowen Ventures (including all claims by limited partners of SG Cowen Ventures and other Third Parties); provided, however, that Liabilities relating to, arising out of or resulting from the administration of SG Cowen Ventures, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the general partner of SG Cowen Ventures to limited partners of SG Cowen Ventures shall be deemed “SG Liabilities” as contemplated in Section 2.02(b);

(E)  all Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund on or after January 1, 2004 (including all claims by limited partners of the Merchant Banking Fund and other Third Parties); provided, however, that Liabilities relating to, arising out of or resulting from (w) the sale and transfer of partnership interests in the Merchant Banking Fund to the MBF Purchasers (except that any rights of SG or any SG Subsidiaries in respect of the representations and warranties made to the MBF Purchasers in the sale and transfer documents shall not be deemed to have been waived pursuant to this clause (w)), (x) the administration of the Merchant Banking Fund, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the Merchant Banking Fund to the partners of the Merchant Banking Fund or participants in the Merchant Banking Co-investment Plan and (y) any claim by former partners of the Merchant Banking Fund that do not relate to investment decisions or management of the Merchant Banking Fund after January 1, 2004 shall be deemed “SG Liabilities” as contemplated in Section 2.02(b);

(F)  all Liabilities relating to, arising out of or resulting from any business or operations conducted at any time prior to, on or after the IPO Date by the employees of SG’s London Branch whose employment was primarily associated with the Cowen Business (including but not limited to those employees who are “Transferred Employees” as defined in the Cowen UK Purchase Agreement); provided, however, that any such Liabilities relating to, arising out of or resulting from claims pending as of the IPO Date shall be added to Schedule 2.02(b) and shall be deemed “SG Liabilities” as contemplated in Section 2.02(b);

(G)  all Liabilities relating to, arising out of or resulting from any claim in respect of any period prior to the IPO Date by an employee of Cowen Inc. or any Cowen Subsidiary who does not execute an Executive Award Agreement and a release satisfactory to SG and Cowen Inc.; provided, however, that the foregoing shall exclude any such claim by any employee of Cowen Inc. or any Cowen Subsidiary who did execute an Executive Award Agreement and release satisfactory to SG and Cowen Inc., and the Parties acknowledge and agree that each of SG and the SG Subsidiaries, on the one hand, and Cowen Inc. and the Cowen Subsidiaries, on the other hand, shall be responsible for any Liabilities arising from claims against it (or its Subsidiaries) in respect of any period prior to the IPO Date by an employee who executed an Executive Award Agreement and release satisfactory to SG and Cowen Inc.;

(H)  all Liabilities relating to, arising out of or resulting from the Cowen Benefit Plans;

(I)  all Liabilities relating to, arising out of or resulting from (1) Cowen Inc.’s adoption of the Cowen Employee Ownership Plan, (2) Cowen Inc.’s adoption of any directed share program, and (3) any employment agreements, retention agreements, guaranteed bonuses, bonus plans or payments, deferred compensation plans and any other agreements, arrangements or understandings between Cowen LLC, Cowen Inc. or the Cowen Subsidiaries and their respective directors, officers and employees; provided, however, that Liabilities pertaining to deferred compensation plans (other than the SG-USA Fidelity Bonus Plan) maintained by SG for any SG Subsidiary and Cowen LLC prior to the IPO, shall be deemed “SG Liabilities”;

(J)  Cowen Inc.’s portion, determined in accordance with Section 2.12, of Liabilities associated with Mixed Contracts and Mixed Accounts;

(K)  all Liabilities relating to, arising out of or resulting from Cowen Inc.’s, Cowen LLC’s or any of their respective Subsidiaries’ breach of or failure to perform any Cowen Contract;

(L)  those specific Liabilities set forth on Schedule 2.02(a)(ii) as of the Separation Date (which schedule shall be updated from time to time as mutually agreed in good faith by Cowen Inc. and SG up to the IPO Date), in each case subject to the limitations set forth in Schedule 2.02(a)(ii); and

(M)  except to the extent expressly excluded from the Cowen Liabilities above, all other known and unknown Liabilities relating to, arising out of or resulting from the Cowen Business, the Cowen Assets, the other Cowen Liabilities or any business or operations conducted by Cowen Inc., Cowen LLC or any of their respective Subsidiaries, at any time prior to, on or after the Separation Date (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case, before, on or after the Separation Date) that are not expressly retained or assumed by SG or the SG Subsidiaries pursuant to this Agreement or any Transaction Document.

Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Cowen Liabilities shall in no event include any Liabilities (a) relating to, arising out of or resulting from the Excluded Assets, (b) for which SG or any of its Affiliates has responsibility pursuant to applicable provisions of any Service Level Agreements or any Transaction Documents in connection with the provision of services to Cowen Inc. or any Cowen Subsidiary thereunder or (c) expressly allocated to or retained by SG or any SG Subsidiary pursuant to clauses (i) through (v) or (ix) through (xiii) of Section 2.02(b) of this Agreement.

Except as expressly set forth in this Agreement, Cowen Inc., Cowen LLC and such other Cowen Subsidiaries shall be responsible for all Cowen Liabilities, regardless of (a) when or where such Cowen Liabilities arose or arise or whether the facts on which such Cowen Liabilities are based occurred prior to, on or following the Separation Date, (b) where or against whom such Cowen Liabilities are asserted or determined or whether asserted or determined prior to, on or following the Separation Date or the date hereof and (c) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation.

(b)  Retention of SG Liabilities.  SG shall, or shall cause the applicable SG Subsidiaries to, retain, accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities of the Parties or their respective Subsidiaries (collectively, the “SG Liabilities”) in accordance with their respective terms:

(i)  all Liabilities expressly allocated to SG or any SG Subsidiaries pursuant to this Agreement or any Transaction Document, and all agreements, obligations and Liabilities of SG and any SG Subsidiaries under this Agreement or any Transaction Document;

(ii)  all Liabilities relating to, arising out of or resulting from the administration of SG Cowen Ventures, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the general partner of SG Cowen Ventures to limited partners of SG Cowen Ventures; provided, however, that Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies relating to SG Cowen Ventures (including all claims by limited partners of SG Cowen Ventures and other Third Parties) shall be deemed “Cowen Liabilities” as contemplated by Section 2.02(a)(ii);

(iii)  all Liabilities relating to, arising out of or resulting from (x) the administration of the Merchant Banking Fund, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the Merchant Banking Fund to the partners of the Merchant Banking Fund or participants in the Merchant Banking Co-investment Plan and (y) investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund prior to January 1, 2004; provided, however, that Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund on or after January 1, 2004 (including all claims by limited partners of the Merchant Banking Fund and other Third Parties) shall be deemed “Cowen Liabilities” as contemplated by Section 2.02(a)(ii);

(iv)  all Liabilities relating to, arising out of or resulting from the sale and transfer of partnership interests in the Merchant Banking Fund to the MBF Purchasers (except that any rights of SG or any SG Subsidiaries in respect of the representations and warranties made to the MBF Purchasers in the sale and transfer documents shall not be deemed to have been waived hereby);

(v)  all Liabilities for expenses payable by SG as provided in Section 9.08;

(vi)  SG’s portion, determined in accordance with Section 2.12, of Liabilities associated with Mixed Contracts and Mixed Accounts;

(vii)  all Liabilities relating to, arising out of or resulting from SG’s or any SG Subsidiary’s breach of or failure to perform any SG Contract;

(viii)  except to the extent expressly excluded from the SG Liabilities in this Section 2.02(b) or included as Cowen Liabilities in Section 2.02(a)(ii), all Liabilities relating to, arising out of or resulting from any business conducted by SG or any SG Subsidiary at any time prior to, on or after the Separation Date;

(ix)  all Liabilities relating to, arising out of or resulting from the Transferred Businesses whether arising prior to, on or after the Separation Date;

(x)  all Liabilities relating to, arising out of or resulting from employee-related claims made by any current or former employees of SG or any SG Subsidiary that are asserted by such current or former employees against Cowen Inc. or any Cowen Subsidiaries in respect of any period prior to the IPO Date;

(xi)  all Liabilities (other than Cowen Liabilities) to the extent such Liabilities relate to, arise out of or result from a claim by any Third Party, including any Governmental Authority, against Cowen Inc. or any Cowen Subsidiaries that relate primarily to the terms, amount or procurement of insurance with respect to the Cowen Business prior to the Separation Date; provided, however, that the term “SG Liabilities” shall not include and SG shall have no indemnity obligation in respect of Liabilities relating to, arising out of or resulting from a claim (including but not limited to a claim by a Third Party) under or relating to the insurance policies listed on Schedule 4.01;

(xii)  those specific contingent Liabilities set forth on Schedule 2.02(b) as of the Separation Date (which schedule shall be updated from time to time as mutually agreed in good faith by Cowen Inc. and SG up to the IPO Date), in each case solely to the extent that payment in respect of such Liabilities has not been made out of the escrow therefor pursuant to Section 2.05(b); provided, however, that, unless otherwise specifically identified on Schedule 2.02(b), any suit, inquiry, proceeding or investigation (including but not limited to any such suit, inquiry, proceeding or investigation that relates to, arises out of or results from the litigation and regulatory matters set forth on Schedule 2.02(b)) that is not known to SG as of the IPO Date shall not be deemed an “SG Liability” for purposes of this Agreement; and

(xiii)  all Liabilities relating to, arising out of or resulting from the Excluded Assets.

Except as expressly set forth in this Agreement, SG or the applicable SG Subsidiaries shall be responsible for all SG Liabilities, regardless of (a) when or where such SG Liabilities arose or arise or whether the facts on which such SG Liabilities are based occurred prior to, on or following the Separation Date, (b) where or against whom such SG Liabilities are asserted or determined or whether asserted or determined prior to, on or following the Separation Date or the date hereof and (c) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation.

(c)  Separation of U.K. Operations.  Prior to the date hereof, SG’s London Branch has transferred Cowen Assets related to the London operations of the Cowen Business to Cowen UK pursuant to and subject to the terms of the Intra-Group Asset Sale and Purchase Agreement, dated as of May 1, 2006, by and between SG London Branch and Cowen UK (the “Cowen UK Purchase Agreement”).  Liabilities relating to, arising out of or resulting from any business or operations conducted by the employees of SG’s London Branch whose employment was primarily associated with the Cowen Business (including but not limited to those employees who are “Transferred Employees” as defined in the Cowen UK Purchase Agreement) shall be transferred to Cowen UK pursuant to and subject to the terms of Section 2.02(a)(ii)(F) of this Agreement.

(d)  Cash Distribution.  In connection with the Separation, Cowen LLC shall make a cash distribution to SGASH in an amount (the “Closing Distribution Amount”) equal to the dollar amount by which Cowen LLC’s group equity exceeds the $207.0 million Initial Capital to be retained by Cowen LLC pursuant to Section 2.05(a), after giving effect to the transactions contemplated by this Agreement and the Transaction Documents but without giving effect to the impact of any gain or loss associated with SGASH’s sale of shares of Cowen Common Stock in the IPO.  The Closing Distribution Amount shall be paid and, if appropriate, adjusted as follows:

(i)  On the Separation Date and immediately prior to the Separation, Cowen LLC shall make a cash distribution to SGASH in an amount equal to the Estimated Distribution Amount; and

(ii)  Upon the determination of the Final Distribution Amount pursuant to Section 2.05(d) through (j), the Parties shall make any adjustments and payments required by Section 2.05(g).

(e)  Stock Issuance.  On the Separation Date, Cowen Inc. shall, in consideration of the Separation and the transfers by SGASH of the assets and liabilities specified in Section 2.02(a), issue to SGASH the number of shares of Cowen Common Stock that are mutually agreed to by SGASH and the Underwriters, which shares of Cowen Common Stock, together with such shares of Cowen Common Stock held by SGASH prior to the Separation Date, shall represent 100% of the shares of Cowen Common Stock outstanding immediately prior to the IPO.  For purposes of determining whether SGASH owns shares representing 100% of the shares of Cowen immediately prior to the IPO in accordance with the preceding sentence, any shares of Cowen Common Stock issued, effective immediately following the IPO, under the Cowen Employee Ownership Plan shall not be deemed to be outstanding immediately prior to the IPO.

(f)  Rescission.  Notwithstanding anything to the contrary set forth in this Agreement, all transactions theretofore contemplated under this Agreement or any of the Transaction Documents (excluding the transactions set forth in Sections 2.01(a) and 2.02(c), the distribution described in Section 2.02(d) and the rescission transactions described in this Section 2.02(f)) shall immediately be rescinded in all respects and this Agreement and all of the Transaction Documents (other than any Leases) shall terminate and all Assets transferred pursuant to this Agreement or the Transaction Documents shall be returned to the entities that transferred such Assets, and all assumptions of liabilities hereunder and thereunder shall be rescinded and nullified to the maximum extent possible, if (1) prior to the time as of which the Underwriters and SGASH agree on the final purchase price per share of Cowen Common Stock to be paid to SGASH by the Underwriters pursuant to the Underwriting Agreement, SG elects in its sole discretion, for any reason or no reason, to rescind such transactions and terminate such Agreements or (2) delivery of the Firm Public Offering Shares to the Underwriters against payment therefor is not complete within ten (10) Business Days after the Separation Date.

SECTION 2.03.  Transaction Documents.  Prior to the Separation Date, the Parties shall execute and deliver, or where applicable shall cause their respective Subsidiaries to execute and deliver, each Transaction Document to which they are intended to be a party; provided, however, that if this Article II calls for a Transaction Document to be executed and delivered on or as of a later time, it shall be executed and delivered on or as of such later time.

SECTION 2.04.  Disclaimer of Representations and Warranties; Bulk Sales.

(a)  Except as expressly set forth in Sections 2.01(f), 4.08 and 9.01(c) and in the Underwriting Agreement, the Parties understand and agree that no Party hereto and no party to any Transaction Document is making any representations or warranties whatsoever, whether expressed or implied, as to any Cowen Assets, Cowen Liabilities, SG Liabilities, Assets of SG or the transactions contemplated by this Agreement or any Transaction Document, including any representations or warranties as to:  (i) any Consents required in connection therewith; (ii) the value of or freedom from any Security Interests in, or any other matter concerning, any Cowen Asset; (iii) the absence of any defenses to or right of setoff against or freedom from counterclaim with respect to any claim; (iv) the merchantability or fitness for a particular purpose of any of the Cowen Assets; (v) the legal sufficiency of any Conveyance and Assumption Instruments to convey title to any Cowen Asset or thing of value upon the execution, delivery and filing of such Conveyance and Assumption Instruments; or (vi) any projections or forecasts of the future financial performance of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries or SG and the SG Subsidiaries, in each case, whether referenced in the Registration Statement, the Prospectus or otherwise.  The Parties further understand and agree that all Cowen Assets are being transferred on an “as is,” “where is” basis, and Cowen Inc. and its Subsidiaries shall bear the economic and legal risks that: (a) any Conveyance and Assumption Instrument may prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest; and (b) any necessary Consents are not obtained or that any requirements of laws, agreements, Security Interests or judgments are not complied with; provided, however, that SG agrees that the outstanding membership interests of Cowen LLC and capital shares of Cowen UK shall be transferred to Cowen Inc. free and clear of any liens or encumbrances.

(b)  Cowen Inc. hereby waives compliance by SG and the SG Subsidiaries with the “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable to the transfer of any or all of the Cowen Assets to Cowen Inc. and the Cowen Subsidiaries.

SECTION 2.05.  Financing Arrangements; Adjustments.

(a)  Cowen Inc.’s Group Equity.  Notwithstanding anything to the contrary in this Agreement, Cowen Inc.’s group equity immediately following the IPO Date, after giving effect to the transactions contemplated under this Agreement (including but not limited to any distribution payable to SGASH under Section 2.02(d) and any Liabilities and expenses allocated to Cowen Inc. or SG in connection with this Agreement, the Separation and the IPO) but without giving effect to the impact of any gain or loss associated with SGASH’s sale of shares of Cowen Common Stock in the IPO, (“Initial Capital”) shall be $207.0 million.

(b)  Litigation Reserve; Cash Escrow Account.

(i)  On or prior to the Separation Date, Cowen LLC shall deposit with the Escrow Agent an amount in cash equal to the cash litigation reserve on its books as of such time (the “Closing Litigation Reserve”).  The amount of the Closing Litigation Reserve shall be determined by SG, after consultation with Cowen Inc.’s outside auditors, in accordance with GAAP.  The dollar amount deposited with the Escrow Agent pursuant to this Section 2.05(b) shall be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and shall be subject to adjustment from time to time by SG or SGASH in accordance with the terms and conditions of the Escrow Agreement.

(ii)  Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, each of SGASH and Cowen Inc. agrees that the Closing Litigation Reserve shall be deemed to be an asset of Cowen Inc. for purposes of calculating the Initial Capital pursuant to this Section 2.05, which amount shall be offset by the SG Liabilities set forth on Schedule 2.02(b).  SGASH covenants that, if at any time prior to the termination of the Escrow Agreement the amount of the Closing Litigation Reserve held in escrow by the Escrow Agent is determined by Cowen Inc.’s outside auditors or a Governmental Entity (a) not to constitute an allowable asset or (b) to be valued using a discount rate less than that applied to cash held by an entity, then SGASH shall pay to Cowen Inc. an amount in cash or other mutually agreed upon qualifying assets equal to the amount then held by the Escrow Agent (or, in the case of a decrease in the discount rate applied, the amount by which the funds held by the Escrow Agent is deemed an allowable asset has decreased).  If such a payment is made, Cowen Inc. covenants to pay to the Escrow Agent for contribution to the funds held by the Escrow Agent an amount equal to each payment made from such funds in satisfaction of an SG Liability set forth on Schedule 2.02(b) (or, in the case of a decrease in the discount rate, the pro rata amount attributable to any payment made from the funds held by the Escrow Agent in satisfaction of such Liability); provided, however, that in no case shall Cowen Inc. be obligated to contribute an aggregate amount in excess of the amount received from SGASH pursuant to this paragraph.

(c)  Estimated Distribution Amount.  On or prior to the anticipated Separation Date, SG shall deliver to Cowen LLC:

(i)  a statement containing a good faith estimate (the “Estimated Distribution Amount”) of the Closing Distribution Amount, together with

(ii)  a statement confirming that Cowen Inc.’s Initial Capital (after payment of the Estimated Distribution Amount and any Liabilities and expenses allocated to Cowen Inc. or SG in connection with this Agreement, the Separation and the IPO) will be $207.0 million, as required by Section 2.05(a).  Following the Separation Date, the Estimated Distribution Amount shall be subject to adjustment as set forth below in this Section 2.05.

(d)  Cowen Delivery of Financials; Closing Statement.  As soon as practicable following the end of the fiscal quarter in which the IPO occurs, Cowen Inc. shall deliver to SG audited combined statements of financial condition, operations, cash flow and stockholders’ equity of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries as of, and for the periods ended on, the IPO Date, all of which shall have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries at the date specified in such financial statements and the results of their operations for the periods stated therein.  The combined statements of financial condition, operations, cash flow and stockholders’ equity to be delivered hereunder shall be audited unless SG determines otherwise in its sole discretion, and any such audit shall be conducted by a nationally-recognized accounting firm.  SG shall reimburse Cowen Inc. for the reasonable fees and expenses of the accounting firm that are attributable to such audit.  Within 30 days after the date it receives such financial statements from or on behalf of Cowen Inc., SG shall prepare and deliver to Cowen Inc. a statement (the “Closing Statement”) setting forth in reasonable detail:

(i)  a calculation of the Closing Distribution Amount; and

(ii)  Cowen Inc.’s Initial Capital (after payment of the Closing Distribution Amount and any Liabilities and expenses allocated to Cowen Inc. in connection with this Agreement, the Separation and the IPO).

(e)  Cowen Review of Closing Statement.  During the 15-day period following Cowen Inc.’s receipt of the Closing Statement, Cowen Inc. and its independent accountants shall at Cowen Inc.’s expense be permitted to review, and SG shall make available to Cowen Inc., the supporting schedules, analyses, working papers and other documentation of SG relating to the Closing Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances.  The Closing Statement shall become final and binding upon the parties at 5:00 p.m. (New York City time) on the 15th day following delivery thereof (or, if the 15th day is not a Business Day, on the first Business Day thereafter) and the Closing Distribution Amount reflected in the Closing Statement shall be deemed to be the Final Distribution Amount under this Agreement, unless Cowen Inc. gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to SG prior to such time.

(f)  Dispute Resolution.  Following the delivery of any Notice of Disagreement, Cowen Inc. and SG shall resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement in accordance with Article VI.  In resolving any such disputed matters and determining the appropriate Closing Distribution Amount, the Parties and any individual, mediator, arbiter or other party designated pursuant to Article VI shall (i) be bound by the principles set forth in this Section 2.05 and (ii) limit their review to matters set forth in the Notice of Disagreement.  Any Closing Distribution Amount determined pursuant to this Section 2.05(f) shall be deemed to be the Final Distribution Amount under this Agreement

(g)  Adjustments Following Determination of Final Distribution Amount.  Upon determination of the Final Distribution Amount pursuant to Section 2.05(e) or Section 2.05(f), as applicable, the Parties shall make the following adjustments, as applicable:

(i)  If the Final Distribution Amount is less than the Estimated Distribution Amount, then SG shall pay or cause an SG Subsidiary to pay Cowen Inc. a dollar amount equal to the difference;

(ii)  If the Final Distribution Amount is greater than the Estimated Distribution Amount, then Cowen Inc. shall pay to SG or a SG Subsidiary designated by SG a dollar amount equal to the difference; or

(iii)  If the Final Distribution Amount equals the Estimated Distribution Amount, then there shall be no adjustment pursuant to this Section 2.05.

Within five (5) Business Days after the Final Distribution Amount is determined, any amount payable under Section 2.05(g)(i) or (ii) shall be paid by wire transfer of immediately available funds to an account designated in writing by the payee.

(h)  Cooperation.  Each of the Parties agrees that it will, and will use commercially reasonable efforts to cause its respective Subsidiaries, agents and representatives to, cooperate and assist in obtaining any requisite regulatory consent in respect of any capital distribution, preparing the Closing Statement, calculating the Closing Distribution Amount and Final Distribution Amount and conducting the reviews and dispute resolution process referred to in this Section 2.05.

(i)  Purpose of Adjustments.  The provisions of this Section 2.05, including but not limited to the post-Separation adjustment provisions of Sections 2.05(d), (e), (f) and (g), are solely intended to allocate and adjust capital as of the IPO Date between SG and the SG Subsidiaries, on the one hand, and Cowen Inc., Cowen LLC and the other Cowen Subsidiaries, on the other hand, as agreed by the Parties.  Nothing in this Section 2.05, including but not limited to Sections 2.05(d), (e), (f) and (g), shall operate to modify the other provisions of this Agreement, the Indemnification Agreement or the Principal Transaction Documents, including the Parties’ allocation of Cowen Assets, SG Assets, Cowen Liabilities, SG Liabilities, Cowen Indemnity Obligations and SG Indemnity Obligations hereunder and thereunder.

(j)  Tax Treatment of Adjustments.  Any payment by SGAI or Cowen Inc. under this Section 2.05 shall be treated for Tax purposes as an adjustment to the Acquisition Price (as defined in the Tax Matters Agreement).

SECTION 2.06.  Leases.

(a)  Guarantees.  If SG or any SG Subsidiary has guaranteed (whether pursuant to a formal guarantee or by a similar arrangement such as agreeing to act as co-lessee) the obligations of Cowen LLC, Cowen Inc. or any of their respective Subsidiaries under any Lease (other than the sublease by and between SG and Cowen LLC dated December 19, 2005 for certain premises located at 1221 Avenue of the Americas, New York, New York 10020 (the “Cowen Sublease”), then Cowen LLC, Cowen Inc. and the applicable Cowen Subsidiary shall (a) as of the Separation Date, unconditionally terminate and release such guarantees (or equivalent arrangements), and obtain, or cause to be obtained, any Consent, substitution, or amendment required to obtain in writing any Third Party’s unconditional termination and release of SG and any SG Subsidiary from such guarantees (or equivalent arrangements), or (b) commencing as of the Separation Date, pay SG or the applicable SG Subsidiary a fee equal to the fair market value of providing such guarantees (or equivalent arrangements), in accordance with the arrangements and fee structure set forth on Schedule 2.06(a) and subject to adjustment from time to time upon mutual agreement by SG and Cowen Inc.  Any post-Separation guarantee (or equivalent arrangement), provided by SG or any SG Subsidiary pursuant to the foregoing clause (b) shall remain in effect only until the expiration or termination of the initial or base term of the applicable Lease and not during any renewal or extension thereof.

(b)  Leasehold Improvements.  Cowen LLC acknowledges that (i) as of December 31, 2005, SG had incurred costs in the amount of $9,277,854.00 for leasehold improvements made to the premises subject to the Cowen Sublease and (ii) prior to the execution of this Agreement it agreed to pay SG for the cost of such improvements in equal monthly installments in the amount of $99,762.00.  SG acknowledges that Cowen LLC has made all monthly payments required starting in January of 2006 until the date of this Agreement.  Cowen Inc. or a Cowen Subsidiary shall continue to make such monthly payments to SG on the first day of each month after the date of this Agreement until September 1, 2013 or such other date when the aggregate amount specified in the first sentence of this Section 2.06(b) is fully paid to SG.

SECTION 2.07.  Employee Investment Vehicles.

(a)  Merchant Banking Fund.  On or prior to the Separation Date, (i) SG Capital Partners L.L.C. will resign as the general partner of the Merchant Banking Fund and transfer its 0.15% ownership interest in the Merchant Banking Fund to the entity and in the manner designated by SG and (ii) Cowen LLC and Cowen Inc. will cause any officer or employee of Cowen LLC, Cowen Inc. and their respective Subsidiaries who is a member of the Administrative Committee of the SG Merchant Banking Coinvestment Plan or otherwise responsible for managing or administering the SG Merchant Banking Coinvestment Plan or the Merchant Banking Fund to resign from such Administrative Committee or such management or administrative position.  Notwithstanding the foregoing, (x) Cowen LLC or Cowen Inc. and any of their respective Subsidiaries may enter into an agreement with the MBF Purchasers regarding management by Cowen Inc. and/or any of its Subsidiaries, following such sale, of the assets acquired by the MBF Purchasers and (y) SG or a SG Subsidiary will, pursuant to a service level agreement, engage Cowen LLC or Cowen Inc. to act as the investment advisor for any assets of the Merchant Banking Fund that are not transferred or sold by SG to the MBF Purchasers.

(b)  Greenwich Capital Partners.  On or prior to the Separation Date, (i) Cowen LLC will resign as the general partner of Greenwich Capital Partners and be replaced by an entity designated by SG and (ii) Cowen LLC and Cowen Inc. will cause any officer or employee of Cowen LLC, Cowen Inc. and their respective Subsidiaries who is a member of the Investment Committee of Greenwich Capital Partners or otherwise responsible for managing or administering Greenwich Capital Partners to resign from such Investment Committee or such management or administrative position.

SECTION 2.08.  NYSE-Archipelago Merger Proceeds.  The Parties agree that the NYSE-Archipelago Merger Proceeds are an “Excluded Asset”.  Prior to the date hereof, Cowen LLC has transferred all of its right, title and interest in and to the NYSE-Archipelago Merger Proceeds to SGASH.

SECTION 2.09.  Termination of Agreements.

(a)  Termination of Agreements between SG and Cowen.  Except as set forth in Section 2.09(b), Cowen Inc. and each Cowen Subsidiary, on the one hand, and SG and each SG Subsidiary, on the other hand, hereby terminate and agree to cause to be terminated all agreements, arrangements, commitments or understandings, whether or not in writing, entered into prior to the Separation Date between or among Cowen LLC, Cowen Inc. or any Cowen Subsidiaries, on the one hand, and SG or any SG Subsidiaries, on the other hand, effective as of immediately prior to the consummation of the IPO; provided that the provisions of this Section 2.09(a) shall not terminate any rights or obligations between SG and any SG Subsidiary or between any SG Subsidiaries.

(b)  Exceptions.  The provisions of Section 2.09 (a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement and the Transaction Documents; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.09; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party;

and (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SG or Cowen Inc., as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned).  To the extent that the rights and obligations of SG or any SG Subsidiaries under any agreements, arrangements, commitments or understandings not terminated under this Section 2.09 constitute Cowen Assets or Cowen Liabilities, they shall be assigned or assumed pursuant to this Agreement.

SECTION 2.10.  Settlement of Accounts Between SG and Cowen Inc.  All intercompany receivables, payables and loans (other than in respect of balances under clearing arrangements or intercompany receivables, payables and loans otherwise specifically provided for in this Agreement or any Transaction Document as described on Schedule 2.10), including in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between SG or any SG Subsidiary, on the one hand, and Cowen LLC, Cowen Inc. or any Cowen Subsidiary, on the other hand, and to which there are no Third Parties, shall, immediately prior to the consummation of the IPO, be settled, capitalized, cancelled, assigned or assumed by SG or one or more SG Subsidiaries, in each case in the manner determined prior to the consummation of the IPO by duly authorized representatives of SG and Cowen Inc.

SECTION 2.11.  Novation of Liabilities.  Each of SG and Cowen Inc., and their respective Subsidiaries, at the request of the other, shall use commercially reasonable efforts to: (a) obtain, or cause to be obtained, any Consent, substitution, or amendment required to novate or assign all Cowen Liabilities and obtain in writing the unconditional release of SG and any SG Subsidiary that is a party to any such arrangements, so that, in any such case, Cowen Inc. and its designated Subsidiaries shall be solely responsible for such Cowen Liabilities; (b) obtain, or cause to be obtained, any Consent, substitution, or amendment required to novate or assign all SG Liabilities and obtain in writing the unconditional release of Cowen Inc. and any Cowen Subsidiary that is a party to any such arrangements, so that, in any such case, SG and its designated Subsidiaries shall be solely responsible for such SG Liabilities; (c) unconditionally terminate and release any guarantees by SG or any SG Subsidiary of any Cowen Liabilities, provided, however, that a guarantee by SG or any SG Subsidiary of any Lease shall be subject to Section 2.06(a); and (d) unconditionally terminate and release any guarantees by Cowen Inc. or any Cowen Subsidiary of any SG Liabilities; provided, however, that nothing herein shall require any attempt to substitute Cowen Inc. or any Cowen Subsidiary for SG or any SG Subsidiary as a party in any Proceeding.

SECTION 2.12.  Mixed Contracts; Mixed Accounts.

(a)  Mixed Contracts.  Unless the Parties agree otherwise (including but not limited to the Parties’ agreement in Section 4.01 regarding insurance matters), any agreement to which SG, Cowen Inc., Cowen LLC or any of their respective Subsidiaries is a party prior to the Separation Date that inures to the benefit or burden of each of the SG Business and the Cowen Business (a “Mixed Contract”) shall be assigned in part to Cowen Inc. or its Subsidiaries, if so assignable, prior to, on or after the Separation Date, so that each Party or their respective

Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall SG, Cowen Inc, Cowen LLC or any of their respective Subsidiaries be required to assign any Mixed Contract in its entirety.  If any Mixed Contract cannot be so partially assigned, SG and Cowen Inc. shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause:  (i) the Assets associated with that portion of each Mixed Contract that relates to the Cowen Business to be enjoyed by Cowen Inc. or a Cowen Subsidiary; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the Cowen Business to be borne by Cowen Inc. or a Cowen Subsidiary; (iii) the Assets associated with that portion of each Mixed Contract that relates to the SG Business to be enjoyed by SG or an SG Subsidiary; and (iv) the Liabilities associated with that portion of each Mixed Contract that relates to the SG Business to be borne by SG or an SG Subsidiary.  If any Liability associated with the Mixed Contracts cannot be allocated as set forth in the preceding sentence, such Liability shall be allocated to SG and Cowen Inc. based on the relative proportions of total benefit received (over the term of the Mixed Contract, measured as of the date of the allocation) under the relevant Mixed Contract as mutually determined by SG and Cowen Inc.  Notwithstanding the foregoing, each party shall be responsible for any or all Liabilities arising out of or resulting from its breach of the relevant Mixed Contract by reason of any failure to properly perform its obligations thereunder.

(b)  Mixed Accounts.  Except as may otherwise be agreed by the Parties, the Parties shall not seek to assign any accounts receivable or accounts payable relating to both the SG Business and the Cowen Business (“Mixed Accounts”).  SG and Cowen Inc. shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause:  (i) the Assets associated with that portion of each Mixed Account that relates to the SG Business to be enjoyed by SG or an SG Subsidiary; (ii) the Liabilities associated with that portion of each Mixed Account that relates to the SG Business to be borne by SG or an SG Subsidiary; (iii) the Assets associated with that portion of each Mixed Account that relates to the Cowen Business to be enjoyed by Cowen Inc. or a Cowen Subsidiary; and (iv) the Liabilities associated with that portion of each Mixed Account that relates to the Cowen Business to be borne by Cowen Inc. or a Cowen Subsidiary. If any Liability associated with the Mixed Accounts cannot be allocated as set forth in the preceding sentence, such Liability shall be allocated to SG and Cowen Inc. based on the on the relative proportions of total benefit received (over the life of the Mixed Account, measured as of the date of the allocation) under the relevant Mixed Account as mutually determined by SG and Cowen Inc.  Notwithstanding the foregoing, each party shall be responsible for any or all Liabilities arising out of or resulting from its breach of the relevant Mixed Account by reason of any failure to properly perform its obligations thereunder.

(c)  Misdirected Benefits.  If SG or an SG Subsidiary, on the one hand, or Cowen Inc. or a Cowen Subsidiary, on the other hand, receives any benefit or payment under any Mixed Contract or Mixed Account that was intended for the other party, SG or an SG Subsidiary, on the one hand, or Cowen Inc. or a Cowen Subsidiary, on the other hand, will use their respective reasonable best efforts to deliver, transfer or otherwise afford such benefit or payment to the other party.

(d)  No Payments.  Nothing in this Section 2.12 shall require SG, Cowen Inc. or any of their respective Subsidiaries to make any payment, incur any obligation or grant any concession to any Third Party, other than ordinary and customary fees to Governmental Authorities, in order to effect any transaction contemplated by this Section 2.12.

SECTION 2.13.  Further Assurances.

(a)  Additional Actions.  Except as set forth in Section 2.15, in addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to, at and after the Separation Date to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable laws, regulations and agreements to consummate the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that neither SG nor Cowen Inc. (nor any of their respective Subsidiaries) shall be obligated under this Section 2.13 to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b)  Cooperation.  Without limiting the foregoing, prior to, at and after the Separation Date, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Cowen Assets and the assignment and assumption of the Cowen Liabilities and the other transactions contemplated hereby and thereby.

(c)  Misallocations.  In the event that at any time or from time to time (whether prior to, on or after the Separation Date), a Party or any of its Subsidiaries shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such Party shall promptly transfer, or cause its Subsidiary to transfer, such Asset to the Person so entitled thereto or such Party’s Subsidiary or designee.

SECTION 2.14.  Transition Committee.  To facilitate an orderly separation and transition of the Cowen Business from the SG Business, each of SG and Cowen Inc. has designated two key transition contacts on Schedule 2.14, who shall be primarily responsible for cooperation and coordination between the Parties regarding the matters contemplated by this Agreement and the Principal Transaction Documents.  SG and Cowen Inc. shall cause their respective key transition contacts to meet with their counterparts to establish procedures for such cooperation and coordination within 30 days after the Separation Date.  The key transition contacts shall designate such other contacts in specific functional areas as they agree from time to time are necessary or appropriate.  The key transition contacts and such other contacts may be removed or replaced at any time by the Party (or key transition contacts) who designated them pursuant to this Section 2.14.

SECTION 2.15.  Conditions to the Separation.

(a)  The Conditions.  Subject to Section 7.01, the satisfaction or waiver by SG of the following shall be conditions to SG’s obligation to effect the Separation:

(i)  Cowen Inc. shall have duly authorized the issuance, pursuant to Section 2.02(e), of the number and classes of shares of Cowen Common Stock that are mutually agreed to by SGASH and the Underwriters, which shares shall represent 100% of the shares of Cowen Common Stock outstanding immediately prior to the IPO;

(ii)  the Underwriting Agreement shall have been executed and delivered by each of the parties thereto and shall be in full force and effect;

(iii)  the Registration Statement shall have been declared effective by the SEC, and there shall be no stop-order in effect with respect thereto and no Proceeding for that purpose shall have been instituted by the SEC;

(iv)  the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, shall have become effective or been accepted;

(v)  no order, injunction or decree issued by any Governmental Authority or court of applicable jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any Transaction Document shall have been threatened or in effect;

(vi)  any Consents necessary to consummate the Separation and the transactions contemplated by this Agreement to be consummated on or prior to the Separation Date shall have been obtained and be in full force and effect;

(vii)  no events or developments shall have occurred subsequent to the date hereof that SG believes, in its sole discretion, could result in an adverse effect on SG, any SG Subsidiary, or on their respective shareholders;

(viii)  the Parties shall have performed and complied with all of their respective covenants, obligations and agreements contained in this Agreement and required to be performed or complied with by them on or prior to the Separation Date; and

(ix)  the Parties shall have executed and delivered or, where applicable, shall have caused their respective Subsidiaries to execute and deliver, the Transaction Documents that are contemplated by this Agreement to be executed and delivered on or prior to the Separation Date.

(b)  Conditions for Benefit of SG.  The foregoing conditions are for the sole benefit of SG and the SG Subsidiaries and shall not give rise to or create any duty on the part of

SG, the SG Subsidiaries or their respective boards of directors to waive or not waive such conditions or in any way limit SG’s right to terminate this Agreement as set forth in Article VII or alter the consequences of any such termination from those specified in such Article.  Any determination made by SG prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.15 shall be conclusive; provided, however, that SG’s determination concerning the satisfaction or waiver of Section 2.15(a)(i), (vi), (vii), (viii) and (ix) shall be made as of the time as of which the Underwriters and SGASH agree on the final purchase price per share of Cowen Common Stock to be paid to SGASH by the Underwriters pursuant to the Underwriting Agreement, and SG may not thereafter terminate this Agreement due to a failure of such conditions.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

SECTION 3.01.  Indemnification Agreement.  The Parties agree that the mutual releases and indemnification in respect of the Liabilities of SG, Cowen Inc. and their respective Subsidiaries, including those that relate to, arise out of or result from the Separation or the IPO, shall be as set forth in the Indemnification Agreement.  Any indemnification by Cowen Inc. of the SG Indemnitees or by SG of the Cowen Indemnitees in respect of Liabilities for Taxes shall be as set forth in the Tax Matters Agreement.

ARTICLE IV

CERTAIN OTHER MATTERS

SECTION 4.01.  Insurance Matters.

(a)  Insurance Policies.  Prior to the Separation Date, duly authorized representatives of Cowen Inc. and SG and its Subsidiaries shall enter into arrangements with their insurance providers to separate their insurance coverages effective as of the consummation of the IPO, including any pre- Separation Date and other obligations related thereto, in a manner consistent with this Section 4.01.

(b)  Termination of Cowen Coverage.  Effective as of the consummation of the IPO, Cowen Inc. Cowen LLC and the other Cowen Subsidiaries will be removed as insureds from all insurance policies of SG and its Subsidiaries under which Cowen Inc., Cowen LLC or the other Cowen Subsidiaries are then covered.  Cowen Inc., Cowen LLC and the other Cowen Subsidiaries shall, as of and following the consummation of the IPO, procure and maintain such policies of general, liability, worker’s compensation, directors’ and officers’ liability, employment practices liability and such other forms of insurance as are customary, in the good faith judgment of Cowen Inc.’s board of directors, for businesses of the type of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries.  As of and following the consummation of the IPO, Cowen Inc. and its Subsidiaries shall be responsible for the payment of all premiums and any other costs or expenses associated with such insurance policies.  Nothing herein shall affect any rights of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries with respect to any claims made under any such insurance policy prior to the Separation Date.

(c)  Cowen LLC Coverage Prior to IPO Date.  Until the consummation of the IPO, SG shall be responsible for the payment of all premiums and any other costs or expenses associated with insurance policies that SG maintains for Cowen Inc., Cowen LLC, their respective Subsidiaries and the Cowen Business.  Notwithstanding the foregoing, until the consummation of the IPO, SG shall allocate the cost of all such policies, and Cowen Inc. and Cowen LLC shall reimburse SG therefor, in accordance with SG’s policies and customary practices.

(d)  Future Insured Claims.  After the consummation of the IPO, Cowen Inc. and the Cowen Subsidiaries shall have no right to make an insurance claim on or under any insurance contract to which SG or any SG Subsidiary is a party other than in respect of any occurrence-based insurance policies set forth on Schedule 4.01 under the caption “Section 4.01(d)” that covered Cowen Inc. or any Cowen Subsidiary prior to the IPO.  In respect of each occurrence-based insurance policy set forth on Schedule 4.01, Cowen Inc. and the Cowen Subsidiaries shall only make claims in accordance with the terms and conditions of such policy and shall provide SG with prompt written notice of any such claims (even where such notice is not required by the applicable policy).

(e)  No Liability.  In respect of each of the insurance policies set forth on Schedule 4.01 under the caption “Section 4.01(e)”, Cowen Inc. does hereby, for itself and each of its Subsidiaries, agree that none of SG, any SG Subsidiary or any SG Indemnitee shall have any Liability whatsoever, and Cowen Inc. shall make no claim or demand, or commence any Proceeding asserting any claim or demand, alleging such Liability, as a result of the policies, practices and procedures regarding insurance matters of SG or any SG Subsidiary as in effect at any time prior to the Separation Date, including as a result of the limits or scope of any insurance, the creditworthiness of any insurance carrier, the collectibility of Insurance Proceeds, the terms and conditions of any policy, the handling or disposition of any claims, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

SECTION 4.02.  Late Payments.  Except as provided in any Transaction Document, any amount not paid when due pursuant to this Agreement or any Transaction Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

SECTION 4.03.  SG Financial Statements.  Cowen Inc. agrees that if SG and the SG Subsidiaries (including SGASH) are required during any fiscal year, in accordance with IAS, to consolidate Cowen Inc.’s financial statements with its financial statements), then in respect of such fiscal year:

(a)  Auditors.  Cowen Inc. shall provide SG and any SG Subsidiary, and their respective auditors and representatives, access upon reasonable notice during normal business hours to Cowen Inc.’s and the Cowen Subsidiaries’ books and records so that SG and any applicable SG Subsidiary may conduct reasonable audits relating to the financial statements of Cowen Inc., as well as to the internal accounting controls and operations of Cowen Inc. and the Cowen Subsidiaries.

(b)  Cooperation.  Cowen Inc. will (i) provide to SG and any SG Subsidiary on a timely basis and in a manner consistent with past practice all information that SG or any SG Subsidiary reasonably requires in order to meet its schedule for the timely preparation, printing, and, if applicable, public filing and dissemination of their respective financial statements, (ii) when reasonably requested by SG or any SG Subsidiary, to provide such information within five Business Days following the end of the calendar month to which such information relates and (iii) in the event of a consolidation involving Cowen Inc., provide SG with prompt written notice of any reported or expected material inadequacies during the course of such consolidation.

(c)  Accounting Estimates and Principles.  Cowen Inc. will give SG reasonable prior notice of any proposed material change in accounting principles from those in effect with respect to Cowen LLC and the Cowen Subsidiaries immediately prior to the Separation Date, and will give SG notice immediately following the adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.  In connection therewith, Cowen Inc. will consult with SG and, if requested by SG, SG’s auditors with respect thereto.  As to material changes in accounting principles that could affect SG or any SG Subsidiary, Cowen Inc. will not make or permit any such changes without SG’s prior written consent if such a change would be sufficiently material to be required to be disclosed in Cowen Inc.’s financial statements as filed with the SEC or otherwise publicly disclosed therein, unless such changes are mandated or required by the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or Cowen Inc.’s auditors, provided, however, that Cowen Inc. shall provide prior written notice to SG in respect of any such mandated or required material change that does not require SG’s prior written consent.  If SG so requests, Cowen Inc. will be required to obtain the concurrence of Cowen Inc.’s auditors as to such material change prior to its implementation.  Notwithstanding the foregoing, accounting principles applied in calculating the Estimated Distribution Amount, the Final Distribution Amount or any other amounts paid or payable under Section 2.05 of this Agreement shall not be changed without the Parties’ written mutual agreement.  Any dispute among the Parties in connection with the immediately preceding sentence shall be settled in accordance with Article VI.

SECTION 4.04.  Certain Employee Matters.  Subject to the consummation of the IPO and the terms of the Cowen Employee Ownership Plan:

(a)  Initial Awards.  Upon the consummation of the IPO, Cowen Inc. will issue shares of Cowen Common Stock and options to purchase Cowen Common Stock only to the employees and officers of Cowen Inc. set forth in the notice delivered by Cowen Inc. to SG immediately prior to the Parties’ execution of this Agreement, and in each case only up to the respective amounts set forth next to each employee’s or officer’s name on such notice, which schedule may be amended at any time and from time to time with the consent of SG until the date that is one (1) Business Day prior to the anticipated Separation Date.

(b)  Consummation of IPO.  If the IPO is not consummated for any reason or no reason, the Employee Ownership Plan and any shares or options issued thereunder shall be null and void and of no force and effect.

SECTION 4.05.  Compliance with Regulatory Requirements.

(a)  General.  Cowen Inc. understands and agrees that, subject to subsection (b) of this Section 4.05, so long as SG owns or controls, directly or indirectly, 5% or more of any class of voting stock of Cowen Inc. or 25% or more of Cowen Inc.’s total voting and nonvoting equity, or SG determines, in its sole discretion, that it otherwise “controls” Cowen Inc. for purposes of the Bank Holding Company Act of 1956, as amended (“BHCA”), it shall:

(i)  limit its activities to those activities that are permissible for financial holding companies under section 4(k) of the BHCA and implementing regulations and orders of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) promulgated thereunder;

(ii)  make available, upon SG’s reasonable prior request, to any Governmental Authority with jurisdiction over the activities of SG any and all information concerning the business and activities of Cowen Inc., and its dealings and relationships with SG, to which such Government Authority is entitled under applicable law;

(iii)  comply with applicable requirements of federal, state and foreign financial institutions laws and regulations as required by SG’s “continued relationship” with Cowen Inc. within the meaning of such laws and regulations; and

(iv)  provide SG and any SG Subsidiary, and their respective representatives, access upon reasonable notice during normal business hours to Cowen Inc.’s and the Cowen Subsidiaries’ books and records, so that SG and any applicable SG Subsidiary may conduct reasonable reviews relating to the matters set forth in this Section 4.05.

(b)  Termination.  The requirements of subsection (a) above shall cease to be applicable with respect to U.S. laws and regulations at such time that: (i) SG neither owns or controls, directly or indirectly, 5% or more of any class of voting stock of Cowen Inc. nor 25% or more of Cowen Inc.’s total voting and nonvoting equity and (ii) SG determines, in its sole discretion, that it does not otherwise “control” Cowen Inc. for purposes of the BHCA.

SECTION 4.06.  Tax Treatment.  The Parties intend that the transactions constituting the Separation shall for United States federal income tax purposes be treated as a taxable asset transfer to Cowen Inc. for consideration equal to the Acquisition Price (as defined in the Tax Matters Agreement) and shall not take any position on any Tax Return or any action inconsistent with such treatment.

SECTION 4.07.  Warrants Held by Cowen LLC.  Each of Cowen Inc. and Cowen LLC represents and warrants as of the Separation Date that set forth on Schedule 4.07 hereto is a true, correct and complete list of the warrants held by Cowen LLC.

SECTION 4.08.  Registration Statement and Prospectus Disclosures.  Each of the representations and warranties made by Cowen Inc. to the Underwriters in Sections 2(a)(ii) through 2(a)(iv) and Section 2(a)(xii) of the Underwriting Agreement is hereby incorporated by reference herein and made a part hereof, as though directly made by Cowen Inc. to SG and SGASH hereunder; provided that such representations and warranties shall be deemed made hereunder as of the date they are deemed made under the Underwriting Agreement.

ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

SECTION 5.01.  Agreement for Exchange of Information.

(a)  Exchange of Information.  Each of SG and Cowen Inc., on behalf of itself and its Subsidiaries, shall provide, or cause to be provided, to the other, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in its possession or under its control to the extent that:  (i) such Information relates to the Cowen Business, or any Cowen Asset or Cowen Liability, if Cowen Inc. is the requesting Party, or to the SG Business, or any Assets of SG (other than the Cowen Assets) or SG Liability, if SG is the requesting Party; or (ii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, compromise client confidentiality or waive any applicable privilege, the Parties shall use commercially reasonable efforts to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this subsection (a) shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information.  The Parties acknowledge that the Tax Matters Agreement shall exclusively govern the exchange of Information with respect to Taxes.

(b)  Compensation for Providing Information.  The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying and transporting such Information.

SECTION 5.02.  Ownership of Information.  The provision of any Information pursuant to Section 5.01 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Principal Transaction Documents), or constitute the grant of rights of license in any such Information.

SECTION 5.03.  Record Retention.  The Parties agree to use their reasonable best efforts to retain all books, records and other Information in their respective possession or control as of the Separation Date in accordance with applicable law and regulatory requirements.

SECTION 5.04.  Limitations of Liability.  No Party shall have any Liability to another Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such Information.  No Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of this Article V.

SECTION 5.05.  Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article V are subject to any specific limitations,

qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Principal Transaction Document.

SECTION 5.06.  Confidentiality.

(a)  Confidentiality.  Subject to Section 5.07, SG, on behalf of itself and each SG Subsidiary, and Cowen Inc., on behalf of itself and each Cowen Subsidiary, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to SG’s confidential and proprietary information pursuant to policies in effect as of the Separation Date, all Information concerning the other (or its business) and the other’s Subsidiaries (or their respective businesses) that is either in its possession (including Information in its possession prior to the Separation Date) or furnished by the other or the other’s Subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Transaction Document, and shall not use any such Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such Party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party (or any of its Subsidiaries) which sources are not themselves bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)  No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 5.06(a) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information, and except in compliance with this Section 5.06 and Section 5.07.  Without limiting the foregoing, when any Information furnished by the other Party after the Separation Date pursuant to this Agreement or any Transaction Document is no longer needed for the purposes contemplated by this Agreement or any Transaction Document, each Party shall, at such Party’s option, promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that each Party may retain copies of such Information if necessary to satisfy applicable regulatory requirements.

SECTION 5.07.  Protective Arrangements.  In the event that SG or Cowen Inc. or any of their respective Subsidiaries either determines on the advice of its counsel that it is required or advisable to disclose any Information pursuant to applicable law or the rules or regulations of any Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of another Party (or such other Party’s Subsidiaries) that is subject to the confidentiality provisions hereof, the Party contemplating the disclosure shall notify the other Party a reasonable time prior to disclosing or providing the other Party’s Information and shall cooperate in seeking any reasonable protective arrangements requested in a reasonably timely manner by the other Party.  The reasonable out-of-pocket costs and expenses incurred by the Parties in connection with seeking any such protective arrangements shall be borne by the Party or Parties requesting the protective arrangements for its Information (solely to the extent the protective arrangement applies to its Information).  Without limiting the generality of the foregoing, to the extent that any disclosure contemplated pursuant to this Section 5.07 would consist of Information of the disclosing Party that is “bundled” with Information of the other Party, the Party required to disclose such “bundled” Information shall notify the other Party a reasonable time prior to such disclosure and such other Party shall as promptly as practicable either (i) arrange for the unbundling of such Information at its sole cost and expense (including any out-of-pocket costs and expenses incurred by the disclosing Party) or (ii) consent to the disclosure of such “bundled” Information.  Subject to the satisfaction of the foregoing provisions of this Section 5.07, the Party that received a request for any such protective arrangements, or its Subsidiaries, may thereafter disclose or provide Information to the extent required by or advisable under such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VI

DISPUTE RESOLUTION

SECTION 6.01.  Disputes.

(a)  Agreement to Arbitrate Disputes.  The Parties acknowledge that, from time to time after the Separation Date, a controversy, dispute or claim may arise relating to a Party’s rights or obligations under this Agreement.  The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or in connection with the performance or breach of this Agreement, including any question regarding its enforcement, existence, validity, interpretation or termination shall be resolved by binding arbitration.

(b)  Conduct of the Arbitration.  An arbitration conducted pursuant to this provision shall be administered by and held before the American Arbitration Association (“AAA”) in accordance with the laws of the State of New York and the AAA’s then current Commercial Arbitration Rules.  Notwithstanding the foregoing, no pre-hearing discovery shall be permitted unless specifically authorized by the arbitration panel, provided, however, that unless the Parties agree otherwise, there shall be no pre-hearing depositions or interrogatories.  Any hearing or authorized discovery shall take place in New York City, unless the Parties agree otherwise.

(c)  Composition and Selection of Panel:  Unless the Parties agree otherwise, the arbitration panel shall consist of three persons appointed by the AAA from its National Roster pursuant to Rule R-11 of the AAA’s Commercial Arbitration Rules.

(d)  Limitations on Available Relief.  The arbitration panel shall have no authority or jurisdiction to award consequential, exemplary or punitive damages.

(e)  Confidentiality.  The Parties agree that any arbitration commenced pursuant to this provision shall be and remain confidential, and the Parties shall not make any public statements concerning any arbitration, except to the extent that disclosure of or any statement concerning any arbitration is, in the opinion of counsel for one of the Parties, required by law.

(f)  Final and Binding Nature of Arbitration Award.  Any award rendered by the arbitrators shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.  If a Party seeks to vacate or to appeal an award rendered by the arbitration panel and such Party’s motion to vacate is denied or its appeal is unsuccessful, then that Party shall pay the costs and expenses, including reasonable attorneys’ fees, of the prevailing Party.

ARTICLE VII

TERMINATION

SECTION 7.01.  Termination.  This Agreement and all Transaction Documents may be terminated or abandoned at any time prior to the Separation Date by and in the sole discretion of SG without the approval of Cowen Inc.  In the event of such termination, no Party shall have any Liability of any kind to any other Party.  After the Separation Date, this Agreement may not be terminated except pursuant to Section 2.02(f) or Section 2.15 or by an agreement in writing signed by all of the Parties.

ARTICLE VIII

NON-SOLICITATION; NON-DISPARAGEMENT;
EMPLOYEE ARRANGEMENTS; COMPETITION

SECTION 8.01.  Non-Solicitation.  For a period of one year commencing on the IPO Date:

(a)  SG and the SG Subsidiaries will not, directly or indirectly, in one or a series of transactions, (i) solicit or recruit for the purpose of hiring, or hire, any individual who was employed by Cowen Inc. or a Cowen Subsidiary within the twelve (12) month period preceding the date of the incident in question or (ii) otherwise induce or influence any such individual to discontinue, reduce or modify his or her employment with Cowen Inc. or a Cowen Subsidiary; and

(b)  Cowen Inc. and the Cowen Subsidiaries will not, directly or indirectly, in one or a series of transactions, (i) solicit or recruit for the purpose of hiring, or hire, any individual who was employed by SG or a SG Subsidiary within the twelve (12) month period preceding the date of the incident in question or (ii) otherwise induce or influence any such individual to discontinue, reduce or modify his or her employment with SG or a SG Subsidiary.

Notwithstanding the foregoing provisions of this Section 8.01, nothing herein shall prevent SG and the SG Subsidiaries or Cowen Inc. and the Cowen Subsidiaries, from:  (i) using an independent employment agency, so long as such agency is not directed to contact a specific employee of the other party, (ii) placing general advertisements not targeted at a specific employee of the other party or (iii) engaging in discussions with or hiring employees of the other party regarding employment when discussions are initiated by such employee.

SECTION 8.02.  Non-Disparagement.  For a period of one year commencing on the IPO Date, Cowen Inc. agrees, on behalf of itself and the Cowen Subsidiaries, that it shall not, and shall not cause or permit any of its officers or directors (or the officers or directors of Cowen Subsidiaries) to make any false, defamatory or disparaging statements about SG or SG Subsidiaries, or the officers or directors of SG or any SG Subsidiaries.  For so long as SGASH owns any shares of Cowen Common Stock, SG agrees, on behalf of itself and the SG Subsidiaries, that it shall not, and shall not cause or permit any of its officers or directors (or the officers or directors of any SG Subsidiaries) to make any false, defamatory or disparaging statements about Cowen Inc. or the officers or directors of Cowen Inc. or any Cowen Subsidiaries.

SECTION 8.03.  No Other Business Restrictions.  Except as expressly provided to the contrary in this Agreement or in any Principal Transaction Document, nothing in this Agreement or any Transaction Document shall require SG or Cowen Inc. or any of their respective Subsidiaries to refrain from:  (a) engaging in the same or similar activities or lines of business as the other Party or any of its Subsidiaries; (b) doing business with any potential or actual supplier or customer of the other Party or any of its Subsidiaries; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other Party or any of its Subsidiaries.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)  Counterparts.  This Agreement and each Transaction Document may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original of such counterpart to this Agreement.

(b)  Entire Agreement.  This Agreement, the Transaction Documents and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Principal Transaction Document, the provisions of such Principal Transaction Document shall control.

(c)  Corporate Power.  SG represents on behalf of itself and, to the extent applicable, each SG Subsidiary, and Cowen Inc. represents on behalf of itself and, to the extent applicable, each Cowen Subsidiary, as follows:

(i)  each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Principal Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)  this Agreement and each Principal Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)  Facsimile Signatures.  Each Party acknowledges that it and the other Parties may execute this Agreement and certain of the Transaction Documents by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof).

SECTION 9.02.  Governing Law.  This Agreement and, unless otherwise expressly provided therein, each Transaction Document, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 9.03.  Assignability.  Except as set forth in any Transaction Document, this Agreement and each Transaction Document shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party hereto nor any party thereto may assign its rights or delegate its obligations under this Agreement or any Transaction Document without the express prior written consent of the other Parties hereto or the other parties thereto.  Notwithstanding the foregoing, this Agreement and the Transaction Documents (except as may be otherwise provided in any such Transaction Document) shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the Assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

SECTION 9.04.  Third Party Beneficiaries.  Except for the indemnification rights under this Agreement and any Principal Transaction Documents of any SG Indemnitee or Cowen Indemnitee in their respective capacities as such and for the releases under Article II of the Indemnification Agreement of any Person provided therein: (a) the provisions of this Agreement and each Transaction Document are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Separation, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Separation, any rights or remedies hereunder; and (b) there are no other Third Party beneficiaries of this Agreement or any Transaction Document and neither this Agreement nor any Transaction Document shall provide any other Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Transaction Document.

SECTION 9.05.  Notices.  All notices or other communications under this Agreement or any Transaction Document (except as otherwise provided therein) must be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to SG:

Société Générale

1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel, SG Americas

Facsimile:  (212) 278-7432

With a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York  10019
Attn:  James B. Carlson
Facsimile:  (212) 262-1910

If to Cowen Inc.:

Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel
Facsimile:  (646) 562-1861

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036-6522
Attn: Lou R. Kling

Thomas W. Greenberg

Facsimile: (212) 735-2000

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 9.06.  Severability.  If any provision of this Agreement or any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 9.07.  Force Majeure.  No Party shall be deemed in default of this Agreement or any Transaction Document to the extent that any delay or failure in the performance of its obligations under this Agreement or any Transaction Document results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of Governmental Authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 9.08.  Responsibility for Expenses.

(a)  Expenses Incurred on or Prior to the Consummation of the IPO.  Except as otherwise expressly set forth in this Agreement or any Principal Transaction Document, SG shall bear each of the Parties’ and their affiliates’ costs and expenses incurred or accrued prior to the consummation of the IPO in connection with the Separation or the IPO; provided, however, that SG shall not be required to pay (or reimburse) any such expenses attributable to Cowen Inc. or any Cowen Subsidiary to the extent that SG is prohibited by law from paying (or reimbursing) such expenses.

(b)  Expenses Incurred or Accrued after the Separation Date.  Except as otherwise expressly set forth in this Agreement or any Principal Transaction Document, each Party shall bear its own costs and expenses incurred or accrued after the consummation of the IPO.

SECTION 9.09.  Headings.  The article, section and paragraph headings contained in this Agreement and in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Transaction Document.

SECTION 9.10.  Survival.  Except as expressly set forth in this Agreement (including but not limited to Section 2.01(f)(iii)) or any other Principal Transaction Document, the covenants, releases, indemnities, representations and warranties contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive the Separation Date and shall remain in full force and effect for the periods therein indicated (as of the end of which period they shall terminate and cease to be of further force or effect) or, where not indicated, without limitation as to time.

SECTION 9.11.  Subsidiaries.  SG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any SG Subsidiary and Cowen Inc. shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Cowen Subsidiary.

SECTION 9.12.  Waivers.  The observance of any term of this Agreement or any Transaction Document may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party hereto or the party thereto entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party hereto or the party thereto against whom the existence of such waiver is asserted.  Unless otherwise expressly provided in this Agreement or any Transaction Document, no delay or omission on the part of any Party hereto or party thereto in exercising any right or privilege under this Agreement or such Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto or party thereto of any right or privilege under this Agreement or any Transaction Document operate as a waiver of any other right or privilege under this Agreement or such Transaction Document nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement or such Transaction Document.  No failure by any Party or any party to any Transaction Document to take any action or assert any right or privilege hereunder or thereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party hereto or party thereto, as the case may be, against whom the existence of such waiver is asserted.

SECTION 9.13.  Amendments.  No provisions of this Agreement or any Transaction Document shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the Parties.

SECTION 9.14.  Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Transaction Document shall be deemed to refer to this Agreement or such Transaction Document as of the Separation Date and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms; if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

SECTION 9.15.  Advisors.  Cowen Inc. acknowledges, for itself and each Cowen Subsidiary, that Mayer, Brown, Rowe & Maw LLP, has acted only in the capacity as counsel to SG, and not as counsel to Cowen LLC, Cowen Inc. or any Cowen Subsidiary, in connection with this Agreement and the Transaction Documents and the documents and transactions contemplated herein or therein.

SECTION 9.16.  Mutual Drafting.  This Agreement and the Transaction Documents shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

SECTION 9.17.  No Right to Set-Off.  Each Party shall pay the full amount of any payments, costs and disbursements required under this Agreement or any Transaction Document, and shall not set off, counterclaim or otherwise withheld any other amount owed by such Party to other Persons on account of any obligation owed by other Persons to such Party.

SECTION 9.18.  Enforcement Costs.  In the event that a Party breaches any provision of this Agreement or any of the Transaction Documents, such Party agrees to reimburse the non-breaching Parties for all expenses related to the enforcement by the non-breaching Parties of their respective legal rights under this Agreement or any of the Transaction Documents, including but not limited to the non-breaching Parties’ respective attorneys’ fees, court costs, administrative fees and all other costs, fees and expenses incurred by the non-breaching Parties that are associated with enforcing their respective legal rights under this Agreement or any of the Transaction Documents.

SECTION 9.19.  Remedies.  In the event of a breach by a Party of its obligations under this Agreement, each other Party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Each Party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any provision of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it will waive the defense that a remedy at law would be adequate.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: Chief Operating Officer, Americas

SG AMERICAS, INC.

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: Vice President

SG AMERICAS SECURITIES HOLDINGS, INC.

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: President

COWEN AND COMPANY, LLC

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Chief Administrative Officer

COWEN GROUP, INC.

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Vice President

Separation Agreement